EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Michelle Clemente	Gary Hanson
(602) 286-1533	(602) 286-1777

Jeffrey S. Beyersdorfer
(602) 286-1530

WESTERN REFINING DECLARES THIRD QUARTER 2014 DIVIDEND
OF $0.26 PER SHARE

EL PASO, Texas - July 15, 2014 - Western Refining, Inc. (NYSE:WNR) today announced that its Board of Directors has approved a cash dividend of $0.26 per share of common stock for the third quarter of 2014. The dividend will be paid on August 14, 2014, to shareholders of record at the close of market on July 30, 2014.

Jeff Stevens, Western’s President and Chief Executive Officer, commented, “This announcement demonstrates our Board of Directors’ confidence in the Company’s performance and reinforces its commitment to return cash to shareholders.”

About Western Refining
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. The refining segment operates refineries in El Paso, and Gallup, New Mexico. The Wholesale segment includes a fleet of crude oil and finished product truck transports, and wholesale petroleum products operations in Arizona, California, Colorado, Georgia, Maryland, Nevada, New Mexico, Texas, and Virginia. The retail segment includes retail service stations and convenience stores in Arizona, Colorado, New Mexico, and Texas.

Western Refining, Inc. also owns the general partner and approximately 65% of the limited partnership interest of Western Refining Logistics, LP (NYSE:WNRL) and the general partner and approximately 39% of the limited partnership interest in Northern Tier Energy LP (NYSE:NTI).

More information about Western Refining is available at www.wnr.com.

Cautionary Statement on Forward-Looking Statements
This press release contains forward-looking statements which are protected as forward looking statements under the Private Litigation Securities Reform Act of 1995. The forward-looking statements contained herein include statements about the Company's performance and commitment to return cash to shareholders. These statements are subject to the general risks inherent in the Company's business and its expectations may or may not be realized. Some of the Company's expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, the Company's business and operations involve numerous risks and uncertainties, many of which are beyond its control, that could materially affect the Company's financial condition, results of operations and cash flows. Additional information relating to the uncertainties affecting the Company's business is contained in its filings with the Securities and Exchange Commission to which you are referred. The forward-looking statements are only as of the date made, and the Company does not undertake any obligation to (and expressly disclaims any obligation to) update any forward looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.